Exhibit 5.1

October 28, 2021

FAT Brands Inc.

9720 Wilshire Blvd., Suite 500

Beverly Hills, California 90212

RE:	Offering of Series B Cumulative Preferred Stock

Ladies and Gentlemen:

We have acted as counsel to FAT Brands Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-256342), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 20, 2021, and declared effective by the Commission on June 21, 2021 (the “Registration Statement”), of the offering and sale by the Company of 1,000,000 shares (the “Shares”) of Series B Cumulative Preferred Stock, par value $0.0001 per share, of the Company (“Series B Preferred Stock”). The Shares will be sold by the Company pursuant to the Underwriting Agreement, dated October 27, 2021, between the Company and ThinkEquity LLC, as representative of the underwriters named therein (the “Underwriting Agreement”). This opinion letter is being delivered at your request in connection with the filing by the Company with the Commission of a Current Report on Form 8-K on the date hereof (the “8-K”), and supplements our opinion, dated May 20, 2021, previously filed as Exhibit 5.1 to the Registration Statement.

In rendering the opinion expressed below, we have acted as counsel for the Company and have examined and relied upon originals (or copies certified or otherwise identified to our satisfaction) of (i) the Second Amended and Restated Certificate of Incorporation of the Company, as amended, (ii) the Bylaws of the Company, (iii) the Amended and Restated Certificate of Designation of Rights and Preferences of Series B Cumulative Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware (the “DE SOS”) on July 15, 2020, as amended and supplemented by the Certificate of Increase of Series B Cumulative Preferred Stock of the Company, filed with the DE SOS on December 22, 2020, as further amended and supplemented by the Certificate of Increase of Series B Cumulative Preferred Stock of the Company, filed with the DE SOS on June 9, 2021, as further amended and supplemented by the Certificate of Increase of Series B Cumulative Preferred Stock of the Company, filed with the DE SOS on September 15, 2021, and as further amended and supplemented by the Certificate of Increase of Series B Cumulative Preferred Stock of the Company, filed with the DE SOS on October 28, 2021, (iv) the Registration Statement, (v) the base prospectus included in the Registration Statement at the time it was declared effective by the Commission (the “Base Prospectus”), (vi) the prospectus supplement, filed by the Company with the Commission on October 28, 2021 pursuant to Rule 424(b)(5) under the Securities Act (the “Prospectus Supplement”), (vii) the Underwriting Agreement, and (viii) such corporate records, documents, agreements and instruments of the Company, certificates of public officials, certificates of officers of the Company, resolutions of the Company’s board of directors and committees thereof, and such other records, documents, agreements, certificates and instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have deemed relevant and necessary as a basis for the opinion set forth herein. In our examination, we have assumed, without independent investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons who have executed any of the documents reviewed by us, and the conformity with the original documents of any copies thereof submitted to us for our examination. We have also assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Greenberg Traurig, LLP ■ Attorneys at Law ■ WWW.GTLAW.COM
1840 Century Park East, Suite 1900 ■ Los Angeles, California 90067 ■ Tel 310.586.7700 ■ Fax 310.586.7800

FAT Brands Inc.

October 28, 2021

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and, when the Shares are paid for, sold and issued in accordance with the terms and conditions of the Underwriting Agreement, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York, and we do not express any opinion herein with respect to the laws of any other jurisdiction. In addition, we express no opinions other than as expressly set forth herein, and no opinion may be inferred or implied beyond that expressly stated herein.

The foregoing opinion is subject to (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We hereby consent (i) to the filing of this opinion letter as Exhibit 5.1 to the 8-K and to the Registration Statement, and (ii) to the reference to our firm appearing under the captions “Legal Matters” in the Base Prospectus and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are a party whose consent is required to be filed with the Registration Statement under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we do not undertake any obligation to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date hereof or that may hereinafter come to our attention. We express no opinions other than as expressly set forth herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion letter is for your benefit in connection with the 8-K, the Registration Statement, and the offering, sale and issuance of the Shares, and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Sincerely,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP

Greenberg Traurig